Exhibit 99(a)(1)(A)

AMENDED AND RESTATED OFFER TO PURCHASE

BY

JASPER THERAPEUTICS, INC.

OF

ANY AND ALL OF ITS WARRANTS TO PURCHASE SHARES OF COMMON STOCK
AT A PURCHASE PRICE OF $0.324 IN CASH PER WARRANT

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS THAT YOU TENDER WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON NOVEMBER 6, 2026, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

Jasper Therapeutics, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), hereby offers to purchase any and all of its outstanding warrants described below at a purchase price of $0.324 in cash, without interest (the “Offer Purchase Price”), for each outstanding warrant tendered. The “Offer Period” is the period commencing on October 7, 2026 and ending one minute after 11:59 p.m., Eastern Time, on November 6, 2026, or such later date to which the Company may extend the Offer (the “Expiration Date”). The offer is made upon the terms and conditions in this Amended and Restated Offer to Purchase (“Offer Letter”) and the related Letter of Transmittal (together with the Offer Letter, as each may be amended or supplemented from time to time, the “Offer”).

Warrants eligible to be tendered pursuant to the Offer are 12,345,707 warrants to purchase shares of our common stock, par value $0.0001 (“Common Stock”), which were issued and sold as part of an underwritten public offering on September 18, 2025 (the “September 2025 Offering”), which entitle such warrant holders to purchase one share of our Common Stock at an exercise price of $2.92, subject to adjustments (the “Warrants”).

The Offer is subject to the satisfaction (or, to the extent permitted, waiver) of the conditions described in “The Offer Section 9. Conditions; Termination; Waivers, Extensions; Amendments”, beginning on page 14.

The Offer permits holders of Warrants to tender any and all Warrants in exchange for the Offer Purchase Price for each Warrant tendered. A holder may tender as few or as many Warrants as the holder elects. Holders are also entitled to exercise their Warrants during the Offer Period in accordance with the terms of the Warrants.

If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal. If you wish to exercise your Warrants in accordance with their terms, please follow the instructions for exercise included in the Warrants.

If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms by following the instructions in this Offer Letter.

See “The Offer, Section 11. Forward-Looking Statements; Risk Factors” for a discussion of information that you should consider before tendering Warrants in the Offer.

The Offer commenced on October 7, 2026 and end on the Expiration Date.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or the accuracy or adequacy of the disclosure in this Offer Letter or the Letter of Transmittal. Any representation to the contrary is a criminal offense.

Amended and Restated Offer to Purchase dated October 23, 2026

IMPORTANT PROCEDURES

If you want to tender some or all of your Warrants, you must do one of the following before the Expiration Date:

●	if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you, which typically can be done electronically; or

●	if you hold Warrants in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee, your Warrants and any other documents required by the Letter of Transmittal, to the Company; or

If you want to tender your Warrants, but:

●	your Warrants are not immediately available or cannot be delivered to the Company; or

●	your other required documents cannot be delivered to the Company before the expiration of the Offer,

then you can still tender your Warrants if you comply with the guaranteed delivery procedure described under “The Offer, Section 2. Procedure for Tendering Warrants.”

TO TENDER YOUR WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

WARRANTS NOT TENDERED FOR PURCHASE WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON MARCH 18, 2030, AT 5:00 P.M. EASTERN TIME, AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS.

THE OFFER RELATES TO THE WARRANTS THAT WERE ISSUED IN CONNECTION WITH THE SEPTEMBER 2025 OFFERING. ANY AND ALL OUTSTANDING WARRANTS ARE ELIGIBLE TO BE TENDERED PURSUANT TO THE OFFER. AS OF OCTOBER 6, 2026, THERE WERE 12,345,707 WARRANTS OUTSTANDING.

If you have any questions or need assistance, you should contact Matthew Ros, the Company’s Chief Operating Officer. You may request additional copies of this Offer Letter, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Company. The Company may be reached at:

Jasper Therapeutics, Inc.

2200 Bridge Pkwy Suite #102

Redwood City, CA 94065

By Email: matthew.ros@kirapharma.com

We are not making the Offer to, and will not accept any tendered Warrants from, holders of Warrants in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Warrants in any such jurisdiction.

You should rely only on the information contained in this Offer Letter and in the Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer Letter or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you should not rely upon that recommendation, information or representation as having been authorized by us or our board of directors. You should not assume that the information provided in this Offer Letter is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer Letter.

We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer. In addition, no broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer. Our officers, directors and regular employees may solicit tenders from holders of the Warrants and will answer inquiries concerning the terms of the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

SUMMARY TERM SHEET

Unless otherwise stated in this Offer Letter, references to “we,” “our,” “us,” or the “Company” refer to Jasper Therapeutics, Inc. This summary term sheet highlights important information regarding the Offer. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read this entire Offer Letter and the related Letter of Transmittal that constitute the Offer. We have included references to the sections of this Offer Letter where you will find a more complete description of the topics addressed in this summary term sheet.

The Company	Jasper Therapeutics, Inc., a Delaware corporation. Our principal executive offices are located at 2200 Bridge Pkwy Suite #102, Redwood City, CA 94065. Our telephone number is (650) 549-1400.

The Warrants	As of October 6, 2026, the Company had 12,345,707 Warrants outstanding. Each Warrant is exercisable for one share of our Common Stock, par value $0.0001 per share, at an exercise price of $2.92. By their terms, the Warrants will expire on March 18, 2030, at 5:00 p.m. Eastern Time, unless sooner exercised in accordance with the terms of the Warrants. The Offer relates to the Warrants that were sold as part of the units issued in connection with the September 2025 Offering. Any and all outstanding Warrants are eligible to be tendered pursuant to the Offer.

The Offer	The Offer is to permit holders of Warrants to tender any and all outstanding Warrants for a purchase price of $0.324 in cash, without interest, for each Warrant tendered. A holder may tender as few or as many Warrants as the holder elects.

See “The Offer, Section 1. General Terms.”

U.S. Federal Income Tax Consequences of the Offer	The exchange of Warrants for cash pursuant to the Offer will be a taxable sale of the Warrants for U.S. federal income tax purposes. A U.S. Holder will recognize gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Warrants.

See “The Offer, Section 10. Material U.S. Federal Income Tax Consequences.”

Reasons for the Offer	The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of shares of Common Stock that would become outstanding upon the exercise of Warrants, thus providing investors and potential investors with greater certainty as to the Company’s capital structure.

See “The Offer, Section 5.C. Background and Purpose of the Offer-Purpose of the Offer.”

Expiration Date of Offer	One minute after 11:59 p.m., Eastern Time, on November 6, 2026, or such later date to which we may extend the Offer. All Warrants and related paperwork must be received by the Company by this time, as instructed herein.

See “The Offer, Section 9. Conditions; Termination; Waivers; Extensions; Amendments.”

Withdrawal Rights	If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the Expiration Date.

See “The Offer, Section 3. Withdrawal Rights.”

Participation by Executive Officers and Directors	To our knowledge, with the exception of 41,000 Warrants held by Thomas Wiggans, 41,000 Warrants held by Judith Shizuru, M.D., Ph.D. and 20,000 Warrants held by Svetlana Lucas, Ph.D., none of our directors or executive officers beneficially own Warrants. Thomas Wiggans, Judith Shizuru, M.D., Ph.D. and Svetlana Lucas, Ph.D. may each tender their Warrants in the Offer.

See “The Offer, Section 5.D. Background and Purpose of the Offer-Interests of Directors and Executive Officers.”

Conditions of the Offer	We will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for the Warrants tendered, subject to the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if:

●	there has been instituted, threatened in writing or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency or instrumentality, or by any other person, before any court, authority or other tribunal that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or

●	any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or

●	in our reasonable judgment, there shall have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, or prospects.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions, provided that, in no event shall the action or inaction of the Company or any of its affiliates be permitted to trigger any of such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer, or terminate the Offer if these conditions are not satisfied prior to the Expiration Date.

See “The Offer, Section 9. Conditions; Termination; Waivers; Extensions; Amendments.”

Board of Directors’ Recommendation	Our board of directors has approved the Offer. However, none of the Company, its directors, officers or employees makes any recommendation as to whether holders of Warrants should tender their Warrants. Holders of Warrants must make their own decision as to whether to tender some or all of their Warrants.

See “The Offer, Section 1.D. General Terms-Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”

How to Tender Warrants	To tender your Warrants, you must complete the actions described herein under “The Offer, Section 2. Procedure for Tendering Warrants” before the Offer expires.

Questions or Assistance	Please direct questions or requests for assistance, or for additional copies of this Offer Letter, Letter of Transmittal or other materials to Matthew Ros, the Company’s Chief Operating Officer. The contact information for Matthew Ros is located on the back cover of this Offer Letter.

THE OFFER

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 11 below. Holders of the Warrants should carefully consider these risks and are urged to speak with their financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, we strongly encourage you to read this Offer Letter in its entirety.

1. GENERAL TERMS

The Offer is to permit holders of Warrants that were publicly issued in connection with the September 2025 Offering to tender any and all outstanding Warrants for a purchase price of $0.324 in cash, without interest, for each Warrant tendered. A holder may tender as few or as many Warrants as the holder elects. Holders may also exercise their Warrants during the Offer Period in accordance with the terms of the Warrants.

You may tender some or all of your Warrants on these terms. The Offer relates to the Warrants that were issued in connection with the September 2025 Offering. Any and all outstanding Warrants are eligible to be tendered pursuant to the Offer. As of October 6, 2026, there were 12,345,707 Warrants outstanding.

If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

A. Period of Offer

The Offer will only be open for a period beginning on October 7, 2026 and ending on the Expiration Date. We expressly reserve the right, in our sole discretion, at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer.

B. Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer.

HOLDERS MAY ALSO EXERCISE THEIR WARRANTS DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE WARRANTS.

C. Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION AS TO WHETHER A HOLDER SHOULD TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

D. Extensions of the Offer

We expressly reserve the right, in our sole discretion, and at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer. If we extend the Offer, we will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date of the Offer.

2. PROCEDURE FOR TENDERING WARRANTS

A. Proper Tender of Warrants

To validly tender Warrants pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the Company at its address set forth on the last page of this Offer Letter prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the tendering Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Warrants tendered; and (iii) set forth the number of the Warrant.

If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Warrants must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or instruments of assignment guaranteed.

A tender of Warrants pursuant to the procedures described below in this Section 2 will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND WARRANTS, MUST BE MADE TO THE COMPANY.

Unless the Warrants being tendered are delivered to the Company by the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal, the Company may, at its option, treat such tender as invalid. Payment of the Offer Purchase Price upon tender of Warrants will be made only against the valid tender of Warrants.

GUARANTEED DELIVERY. If you want to tender your Warrants pursuant to the Offer, but (i) your Warrants are not immediately available or (ii) time will not permit all required documents to reach the Company prior to the Expiration Date, you can still tender your Warrants, if all of the following conditions are met:

(a) the tender is made by or through an Eligible Institution (as defined in the Letter of Transmittal);

(b) the Company receives by hand, mail or overnight courier, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

(c) the Company receives, within two (2) Nasdaq trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(1) a properly completed and duly executed Letter of Transmittal (or copy thereof) and any other documents required by the Letter of Transmittal.

In any event, the payment of Offer Purchase Price for Warrants tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the Company of Warrants, properly completed and duly executed Letters of Transmittal and any other required documents.

B. Conditions of the Offer

We will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for the Warrants tendered, subject to the rules under the Exchange Act if:

(a) there has been instituted, threatened in writing or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency or instrumentality, or by any other person, before any court, authority or other tribunal that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

(b) any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or

(c) in our reasonable judgment, there shall have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, or prospects.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions, provided that, in no event shall the action or inaction of the Company or any of its affiliates be permitted to trigger any of such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties, provided that any such determination may be challenged by a holder of Warrants in any court of competent jurisdiction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date.

C. Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for purchase of any tenders of Warrants will be determined by the Company, in its sole discretion, subject to applicable law and the judgment of any court that might provide otherwise, and its determination will be final and binding. The Company reserves the absolute right, subject to the judgment of any court that might provide otherwise, to reject any or all tenders of Warrants that it determines are not in proper form or reject tenders of Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court that might provide otherwise, to waive any defect or irregularity in any tender of Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor will any of them incur any liability for failure to give any such notice.

D. Tender Constitutes an Agreement

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Warrant holder that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such Warrant holder is voluntarily participating in the Offer; (iii) the future value of our Warrants is unknown and cannot be predicted with certainty; (iv) such Warrant holder has read this Offer Letter; (v) such Warrant holder has consulted his, her or its tax and financial advisors with regard to how the Offer will impact the tendering Warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such Warrant holder’s tender of Warrants or receipt of the Offer Purchase Price are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Warrants, such Warrant holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Warrants authorizes us to withhold all applicable Tax Items potentially payable by a tendering Warrant holder. Our acceptance for payment of Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and us upon the terms and subject to certain conditions of the Offer.

E. Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Warrants in the United States must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of the Warrant(s) tendered therewith; or (ii) such Warrant(s) are tendered for the account of an Eligible Institution. See Instructions 1, 3 and 4 of the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, including any extension of such Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the Offer for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Exchange Act, the Company may retain all Warrants tendered and tenders of such Warrants may not be rescinded, except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered Warrants may also be withdrawn if the Company has not accepted the Warrants for purchase by the 40th business day after the initial commencement of the Offer, consistent with Rule 14e-1(c) and other applicable provisions of the Exchange Act.

To be effective, a written notice of withdrawal must be timely received by the Company at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the holder who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the Company, a signed notice of withdrawal must be submitted to the Company prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering holder). Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding, subject to the judgment of any court that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court that might provide otherwise.

4. ACCEPTANCE OF WARRANTS AND PAYMENT OF OFFER PURCHASE PRICE

Upon the terms and subject to the conditions of the Offer, we will purchase Warrants validly tendered as of the Expiration Date for a purchase price of $0.324 per Warrant. The Offer Purchase Price to be paid will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for purchase pursuant to the Offer after timely receipt by the Company of a properly completed and duly executed Letter of Transmittal (or copy thereof).

Under no circumstances will we pay interest on the Offer Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Warrants in the Offer.

5. BACKGROUND AND PURPOSE OF THE OFFER

A. Information Concerning Jasper Therapeutics, Inc.

Jasper Therapeutics, Inc., together with its consolidated subsidiary, Jasper Tx Corp., was incorporated in the State of Delaware in March 2018. In September 2021, the Company completed a merger with Amplitude Healthcare Acquisition Corporation and became a public company. On July 16, 2026, we acquired Kira Pharmaceuticals (“Kira”), a Cayman Islands exempted company, pursuant to the terms of an Agreement and Plan of Merger, dated July 16, 2026 (the “Merger Agreement”), by and among us, Kira and Kira Holdco Inc., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”). Pursuant to the Merger Agreement, Kira merged with and into Merger Sub, with Merger Sub surviving the merger and becoming our wholly owned subsidiary (the “Merger”).

The Company has historically been a clinical-stage biotechnology company focused on developing therapeutics targeting mast cell driven diseases as well as programs in diseases where targeting diseased hematopoietic stem cells can provide benefits. Our lead product candidate, briquilimab, was a monoclonal antibody designed to block stem cell factor from binding to and signaling through the CD117 receptor on mast and stem cells. Historically, we have evaluated briquilimab in mast cell driven diseases such as Chronic Spontaneous Urticaria (CSU) and Chronic Inducible Urticaria (CIndU), in addition to as a one-time conditioning therapy for severe combined immunodeficiency patients undergoing a second stem cell transplant for which we conducted a Phase 1/2 clinical trial and via Investigator Sponsored Trials in several other stem cell transplant indications including Fanconi’s Anemia.

Following the Merger, we are a clinical-stage biotechnology company focused on advancing a consolidated pipeline of biologic agents designed to improve outcomes in patients with immunologically-driven disorders. Our consolidated pipeline includes KP-104, a bifunctional biologic targeting the treatment of PNH and high unmet need nephrology disorders; briquilimab, an anti-KIT antibody with therapeutic utility across multiple transplant and immunologic indications; KP-701, a dual-acting anti-CD79BxCD32B monoclonal antibody for autoantibody-mediated disorders; and discovery-stage programs in long-acting complement-targeted biologics. Our common stock continues to trade on The Nasdaq Stock Market LLC under the ticker symbol “JSPR.”

The Company’s principal executive offices are located at 2200 Bridge Pkwy, Suite #102, Redwood City, CA 94065, and our telephone number is (650) 549-1400.

B. Establishment of Offer Terms; Approval of the Offer

Our board of directors approved this Offer and the Offer Purchase Price and other terms of this Offer. The board of directors set the Offer Purchase Price in order to provide the holders of the Warrants with an incentive to tender the Warrants in exchange for cash. The board of directors believes that the Offer Purchase Price provides holders of the Warrants with an incentive to tender the Warrants for the Offer Purchase Price because it provides holders who tender the warrants with cash.

C. Purpose of the Offer

The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of shares of Common Stock that would become outstanding upon the exercise of the Warrants. The Company’s board of directors believes that by allowing holders of Warrants to tender one Warrant for the Offer Purchase Price, the Company can potentially reduce the number of shares of Common Stock that would be issuable upon exercise of the Warrants, thus reducing the potential dilutive impact of the Warrants, thereby providing investors and potential investors with greater certainty as to the Company’s capital structure. The Warrants acquired pursuant to the tender will be retired and cancelled. The Offer is not made pursuant to a plan to periodically increase any securityholder’s proportionate interest in the assets or earnings and profits of the Company.

D. Interests of Directors and Executive Officers

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o Jasper Therapeutics, Inc. 2200 Bridge Pkwy, Suite #102, Redwood City, CA 94065, and the telephone number for each such person is (650) 549-1400.

Name	Position
Jeet Mahal	Chief Executive Officer and Director
Herb Cross	Chief Financial Officer
Greg Keenan, M.D.	Chief Medical Officer
Matthew Ros	Chief Operating Officer
Wenru Song, M.D., Ph.D.	Executive Vice President and Head of R&D
Thomas Wiggans	Director
Judith Shizuru, M.D., Ph.D.	Director
Kurt von Emster	Director
Svetlana Lucas, Ph.D.	Director
Patrick Crutcher, MSc.	Director

As of October 6, 2026, 12,345,707 Warrants were outstanding.

To our knowledge, with the exception of 41,000 Warrants held by Thomas Wiggans, 41,000 Warrants held by Judith Shizuru, M.D., Ph.D. and 20,000 Warrants held by Svetlana Lucas, Ph.D., none of our directors or executive officers beneficially own Warrants. Thomas Wiggans, Judith Shizuru, M.D., Ph.D. and Svetlana Lucas, Ph.D. may each tender their Warrants in the Offer.

NONE OF THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION AS TO WHETHER ANY HOLDER SHOULD TENDER ANY WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

E. Plans, Proposals or Negotiations

Except for the Offer and as set forth in Section 7 hereunder, there are no present plans, proposals or negotiations by the Company that relate to or would result in:

●	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

●	a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

●	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

●	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

●	any other material change in the Company’s corporate structure or business;

●	any class of equity security of the Company being delisted from a national securities exchange;

●	any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

●	the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

●	the acquisition by any person of additional securities of the subject company, or the disposition of securities of the subject company; or changes in the Company’s Certificate of Incorporation or Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company by any person.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION AS TO WHETHER A WARRANT HOLDER SHOULD TENDER ANY WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

6. SOURCE AND AMOUNT OF FUNDS

Assuming 100% participation in the Offer, we will need approximately $4.0 million to purchase all of the outstanding Warrants at the purchase price of $0.324 per Warrant, all of which will be funded by us from cash on hand. No alternative plan exists to finance the purchase of the tendered Warrants.

7. TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Except as described herein, none of the Company or, to our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Company Stockholder Matters

Pursuant to the Merger Agreement and that certain Securities Purchase Agreement, dated as of July 16, 2026, by and among the Company and each investor listed on Exhibit A thereto (the “Purchase Agreement”), the Company has agreed to, within 120 days following the Closing (as defined in the Merger Agreement), take all action reasonably necessary to hold a stockholders’ meeting to submit the following matters to its stockholders for their consideration (i) the approval, in accordance with the rules of The Nasdaq Stock Market LLC of the conversion of the preferred stock issued pursuant to the Merger Agreement and to be issued pursuant to the Purchase Agreement into shares of Common Stock, (ii) the ratification of the appointment of Patrick Crutcher to the Board of Directors of the Company (the “Board”) and (iii) the approval of an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock by an amount sufficient to permit the conversion of all Preferred Stock issued or reserved for issuance pursuant to the Merger Agreement and the Purchase Agreement, respectively, into Common Stock in accordance with the terms of the Certificate of Designation.

Other Agreements and Transactions

Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Warrants, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase or redeem Warrants, whether or not any Warrants are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, accelerated stock repurchases, tender offers, exchange offers or otherwise, upon the same or different terms than the terms of the Offer. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we might pursue.

8. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of October 6, 2026 by:

i. each of our directors and executive officers;

ii. all directors and executive officers as a group; and

iii. each person who is known to us to own beneficially more than 5% of our Common Stock.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership, we deemed outstanding shares of our common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The percentage ownership of common stock is based on 33,274,561 shares of Common Stock outstanding as of September 28, 2026.

Unless otherwise indicated and subject to applicable community property laws, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them.

Name of Beneficial Owner	Number of Shares	Percent of Class
5% Stockholders:
MCN HOLDCO LLC(1)	2,690,849	8.1%
Velan Capital Management LLC and Affiliates(2)	3,349,547	9.9%

Directors and Named Executive Officers:
Jeet Mahal(3)	166,430	*	%
Herb Cross(4)	116,874	*	%
Ronald Martell(5)	74,118	*	%
Edwin Tucker, M.D.(6)	1,540	*	%
Svetlana Lucas, Ph.D.(7)	56,562	*	%
Patrick Crutcher(8)	518,331	1.6%
Tom Wiggans(9)	110,250	*	%
Judith Shizuru, M.D. Ph.D.(10)	240,021	*	%
Kurt von Emster(11)	29,621	*	%
All current directors and executive officers as a group (10 persons)(12)	1,324,967	3.9%

*	Less than 1%.

(1)	Consists of 2,690,849 shares that MCN Holdco LLC (“MCN”) has the right to receive pursuant to the Merger Agreement. At the effective time of the Merger, MCN’s Kira equity securities were automatically canceled and converted into the right to receive such shares. MCN has not yet completed the exchange procedures contemplated by Section 1.8(b) of the Merger Agreement.

(2)	Consists of: (i) 2,364,776 shares directly beneficially owned by Velan Capital Master Fund LP (“Velan Master”), (ii) 41,152 shares directly beneficially owned by Velan Horizon Fund LP (“Velan Horizon”), (iii) 243,563 shares directly beneficially owned by Avego Healthcare Capital, L.P. (“Avego Fund”), and (iv) an aggregate of up to 714,152 shares issuable upon exercise of common warrants held by Velan Master and Velan Horizon that are exercisable within 60 days of September 28, 2026 (“Common Warrants”). Excludes an aggregate of 520,415 shares of common stock issuable upon exercise of the Common Warrants that are otherwise exercisable within 60 days of September 28, 2026 but are subject to a 9.99% beneficial ownership blocker provision. Velan Capital Holdings LLC (“Velan GP”), as the general partner of Velan Master, may be deemed to beneficially own the 3,037,776 shares and Common Warrants owned by Velan Master. Velan Horizon GP LLC (“Velan Horizon GP”), as the general partner of Velan Horizon, may be deemed to beneficially own the 82,008 shares and Common Warrants owned by Velan Horizon. Avego Healthcare Capital Holdings, LLC (“Avego GP”), as the general partner of Avego Fund, may be deemed to beneficially own the 243,563 shares beneficially owned by Avego Fund. Avego Management, LLC (“Avego Management”), as the co-investment manager of Avego Fund, may be deemed to beneficially own the 243,563 shares beneficially owned by Avego Fund. Velan Capital Investment Management LP (“Velan Capital”), as the investment manager of each of Velan Master and Velan Horizon and co-investment manager of Avego Fund, may be deemed to beneficially own the 3,363,347 shares and Common Warrants beneficially owned in the aggregate by Velan Master, Velan Horizon and Avego Fund. Velan Capital Management LLC (“Velan IM GP”), as the general partner of Velan Capital, may be deemed to beneficially own the 3,363,347 shares and Common Warrants beneficially owned in the aggregate by Velan Master, Velan Horizon and Avego Fund. Adam Morgan, as the Chief Investment Officer of Velan Capital and a Managing Member of each of Velan GP, Velan Horizon GP and Velan IM GP, may be deemed to beneficially own the 3,363,347 shares and Common Warrants beneficially owned in the aggregate by Velan Master, Velan Horizon and Avego Fund. Balaji Venkataraman, as the Managing Member of each of Avego GP and Avego Management and a Managing Member of each of Velan GP, Velan Horizon GP and Velan IM GP, may be deemed to beneficially own the 3,363,347 shares and Common Warrants beneficially owned in the aggregate by Velan Master, Velan Horizon and Avego Fund. Each of Velan Master, Velan Horizon, Avego Fund, Velan GP, Velan Horizon GP, Avego GP, Avego Management, Velan Capital, Velan IM GP, Mr. Morgan and Mr. Venkataraman disclaims beneficial ownership of the securities reported herein that he or it does not directly own. The address of the principal office of Velan Master is 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands, and the address for each of the other entities and individuals is 100 North Main Street, Suite 301, Alpharetta, Georgia 30009. Information in this footnote is based solely on a Schedule 13G jointly filed by Velan Master, Velan Horizon, Avego Fund, Velan GP, Velan Horizon GP, Avego GP, Avego Management, Velan Capital, Velan IM GP, Mr. Morgan and Mr. Venkataraman on August 17, 2026.
(3)	Consists of (i) 25,009 shares held directly, and (ii) 141,421 shares issuable upon exercise of options exercisable within 60 days of September 28, 2026.
(4)	Consists of 116,874 shares issuable upon exercise of options exercisable within 60 days of August 10, 2026.
(5)	Mr. Martell’s employment with us terminated effective January 5, 2026. Consists solely of 74,118 shares held directly.
(6)	Dr. Tucker’s employment with us terminated effective August 1, 2025. Consists solely of 1,540 shares held directly.
(7)	Consists of (i) 20,000 shares held directly, and (ii) 16,562 shares issuable upon exercise of options exercisable within 60 days of September 28, 2026.
(8)	Consists of (i) 518,331 shares held directly.
(9)	Consists of (i) 46,000 shares held directly, and (ii) 23,250 shares issuable upon exercise of options exercisable within 60 days of September 28, 2026.
(10)	Consists of (i)156,901 shares held directly, and (ii) 42,120 shares issuable upon exercise of options exercisable within 60 days of September 28, 2026.
(11)	Consists of (i) 2,117 shares held directly, and (ii) 27,504 shares issuable upon exercise of options exercisable within 60 days of September 28, 2026.
(12)	Comprised of shares included under “Directors and Named Executive Officers” other than Mr. Martell and Dr. Tucker as neither is currently an executive officer.

9. CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS

We will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for the Warrants tendered, subject to the rules under the Exchange Act if:

(a) there has been instituted, threatened in writing or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency or instrumentality, or by any other person, before any court, authority or other tribunal that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

(b) any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or

(c) in our reasonable judgment, there shall have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, or prospects.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions, provided that, in no event shall the action or inaction by the Company or any of its affiliates be permitted to trigger any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties, provided that, any such determination may be challenged by a holder of Warrants in any court of competent jurisdiction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a holder in connection with the Offer will be returned to such holder and the Warrants will expire in accordance with their terms on March 18, 2030 at 5:00 p.m. Eastern Time, and will otherwise remain subject to their original terms, including the redemption provisions.

Subject to applicable securities laws and the terms and conditions set forth in this Offer Letter, we expressly reserve the right (but will not be obligated), at any time or from time to time, prior to the Expiration Date, regardless of whether or not any of the events set forth above shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer, (b) extend the Offer, or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described above. Irrespective of any amendment to the Offer, all Warrants previously tendered pursuant to the Offer and not accepted for purchase or withdrawn will remain subject to the Offer and may be accepted thereafter for purchase by us.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate additional information and extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, we may, if we deem appropriate, extend the Offer for any other reason. In addition, if the Offer Purchase Price is adjusted, the Offer will remain open at least ten (10) business days from the date we first give notice of such change to Warrant holders, by press release or otherwise.

Any extension, amendment or termination of the Offer by us will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by issuing a press release or by such other means of public announcement as we deem appropriate.

If for any reason the acceptance for tender (whether before or after any Warrants have been accepted for tender pursuant to the Offer), or the tender for Warrants subject to the Offer is delayed or if we are unable to accept for tender Warrants pursuant to the Offer, then, without prejudice to our rights under the Offer, tendered Warrants may be retained by the Company and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror deliver the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay delivery of the Offer Purchase Price for Warrants which we have accepted for tender pursuant to the Offer is limited by Exchange Act Rule 13e-4(f)(5), which requires that an offeror deliver the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer. Notwithstanding the foregoing, tendered Warrants may also be withdrawn if the Company has not accepted the Warrants for tender by the 40th business day after the initial commencement of the Offer.

Pursuant to Exchange Act Rule 13e-4, we have filed the Schedule TO with the SEC, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Additional Information; Miscellaneous” in this Offer Letter.

10. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of the exchange of Warrants for cash pursuant to the Offer.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Warrants that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”) are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Warrants that is not a U.S. Holder and is not an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes.

This discussion is based on the Code, final, temporary and proposed Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis. There is no assurance that a change in law (including, but not limited to, proposed legislation) will not significantly alter the tax considerations described in this discussion.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own Warrants as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address the alternative minimum tax or the Medicare tax on certain investment income. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;

●	broker, dealers or traders in securities;

●	persons that use the mark-to-market method of accounting for U.S. federal income tax purposes;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies or mutual funds;

●	real estate investment trusts;

●	former citizens or former long-term residents of the United States;

●	“controlled foreign corporations” or “passive foreign investment companies”;

●	persons that actually or constructively own 5 percent or more of our shares;

●	persons that acquired our Warrants in connection with employee share incentive plans or otherwise as compensation;

●	persons that hold Warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

●	U.S. Holders whose functional currency is not the U.S. dollar.

This discussion does not address any tax laws other than U.S. federal income tax laws, such as U.S. federal gift or estate tax laws or state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of the Warrants. Additionally, this discussion does not consider the tax treatment of partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities for U.S. federal income tax purposes or persons who hold the Warrants through such entities. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of the Warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the Warrants, you are urged to consult your own tax advisor regarding the tax consequences of the Offer.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the descriptions herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER TO U.S. HOLDERS AND NON-U.S. HOLDERS OF OUR WARRANTS. EACH HOLDER OF WARRANTS IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Exchange of Warrants for Cash Pursuant to the Offer

The exchange of Warrants for cash pursuant to the Offer will be a taxable sale of the Warrants for U.S. federal income tax purposes. A U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Warrants. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Warrants exceeds one year. A U.S. Holder must calculate gain or loss separately for each block of Warrants exchanged pursuant to the Offer (generally, Warrants acquired at the same cost in a single transaction). Long-term capital gain recognized by a non-corporate U.S. Holder may be eligible for reduced rates of tax. The deduction of capital losses is subject to limitations.

Non-U.S. Holders

Exchange of Warrants for Cash Pursuant to the Offer

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain or loss realized on the exchange of Warrants for cash pursuant to the Offer unless such gain or loss is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met (in which case, any gain from United States sources, such as any gain recognized on the exchange of Warrants for cash pursuant to the Offer, generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to the proceeds from sales and other dispositions of Warrants by a U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States by a non-U.S. broker might not be subject to information reporting.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally will apply to proceeds from sales and other dispositions of Warrants by a U.S. Holder who: (i) fails to provide an accurate taxpayer identification number; (ii) is notified by the IRS that backup withholding is required; (iii) fails to comply with applicable certification requirements, or (iv) fails to otherwise establish an exemption from backup withholding.

A Non-U.S. Holder generally will not be subject to information reporting and backup withholding if such Non-U.S. Holder provides certification of its non-U.S. status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the requisite information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of information reporting and backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

11. FORWARD-LOOKING STATEMENTS; RISK FACTORS

This Offer Letter contains forward-looking statements. Forward-looking statements usually relate to future events, conditions and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plans,” “may,” “should,” or the negative thereof or similar terms. The absence of these words, however, does not mean that these statements are not forward-looking. These are based on our current expectation, belief and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.

All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in this “Section 11. Forward-Looking Statements; Risk Factors.” We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise, except to the extent required by law.

There is no guarantee that your decision whether to tender your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a Warrant holder may be able to sell his, her or its Warrants in the future following the completion of the Offer. Certain future events may cause an increase in the price of the Warrants, which could result in you realizing a lower value now than you might realize in the future had you not agreed to tender your Warrants. Similarly, if you do not tender your Warrants in the Offer, you will bear the risk of ownership of your Warrants after the closing of the Offer, and there can be no assurance that you can sell your Warrants (or exercise them for shares of Common Stock) in the future at a higher price than would have been obtained by participating in the Offer or at all. You should carefully review the terms of the Warrants and consult your own individual tax and/or financial advisor for assistance on how the tender of your Warrants may affect your individual situation.

There is no guarantee that the Warrants will ever be in the money and they may expire worthless.

The exercise price for the Warrants is $2.92 per share. There is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

There is no assurance that the Offer will be successful.

The Offer is subject to certain conditions. See “The Offer, Section 9. Conditions; Termination; Waivers; Extensions; Amendments.”

If we fail to comply with the listing requirements of Nasdaq, we would face possible delisting, which would result in a limited public market for our securities and make obtaining future debt or equity financing more difficult for us.

The Company’s Common Stock is listed on Nasdaq under the symbol “JSPR’. The trading symbol for the Warrants on Nasdaq is “JSPRW”. Nasdaq may delist the Company’s Common Stock from trading on its exchange for failure to meet the continued listing standards.

If our securities are delisted from trading on such exchange for failure to meet the listing standards, we and our stockholders could face significant adverse consequences including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that the Company’s Common Stock is a “penny stock,” which will require brokers trading in the Company’s Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	decreased ability to issue additional securities or obtain additional financing in the future.

12. ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that all holders of the Warrants review the Schedule TO, including the exhibits and the information incorporated by reference in the Schedule TO, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer, including the following documents hereby incorporated by reference into this Offer Letter:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 30, 2026.

2.	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2025, filed with the SEC on April 30, 2026.

3.	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2026 and June 30, 2026, filed with the SEC on May 14, 2026 and August 14, 2026, respectively.

4.	Current Report on Form 8-K filed with the SEC on May 21, 2026.

5.	Current Report on Form 8-K filed with the SEC on June 1, 2026.

6.	Current Report on Form 8-K filed with the SEC on June 9, 2026.

7.	Current Report on Form 8-K filed with the SEC on July 16, 2026.

8.	Current Report on Form 8-K filed with the SEC on July 17, 2026.

9.	Current Report on Form 8-K filed with the SEC on July 31, 2026.

10.	Current Report on Form 8-K filed with the SEC on August 3, 2026.

11.	Current Report on Form 8-K filed with the SEC on August 26, 2026.

12.	Current Report on Form 8-K/A filed with the SEC on October 1, 2026.

13.	Current Report on Form 8-K/A filed with the SEC on October 5, 2026.

14.	Current Report on Form 8-K filed with the SEC on October 5, 2026.

15.	Current Report on Form 8-K filed with the SEC on October 7, 2026.

16.	Current Report on Form 8-K filed with the SEC on October 15, 2026.

Documents we file (but not documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules) with the SEC under Section 13(e), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer Letter will be incorporated by reference in this Offer Letter only upon our filing of a subsequent amendment to the Schedule TO. Any statement contained in this Offer Letter or in a document (or part thereof) incorporated by reference in this Offer Letter shall be considered to be modified or superseded for purposes of this Offer Letter to the extent that a statement contained in any subsequent amendment to this Offer Letter or amendment to the Schedule TO which this Offer Letter relates modifies or supersedes that statement.

You can obtain any of the documents incorporated by reference in this Offer Letter from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Company for the Offer at the telephone numbers and address set forth on the back cover of this Offer Letter.

Each person to whom a copy of this Offer Letter is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to our investor relations representative at:

Jasper Therapeutics, Inc.

2200 Bridge Pkwy

Suite #102
Attention: Matthew Ros
matthew.ros@kirapharma.com

Sincerely,

Jasper Therapeutics, Inc.
2200 Bridge Pkwy Suite #102

Redwood City, CA 94065

The Letter of Transmittal and Warrants, and any other required documents should be sent or delivered by each holder of Warrants or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Company at one of its addresses set forth below.

IF DELIVERING BY MAIL, HAND OR COURIER:

Jasper Therapeutics, Inc.
2200 Bridge Pkwy Suite #102

Redwood City, CA 94065
Attention: Matthew Ros

Any question or request for assistance may be directed to the Company at the address, phone number and email address listed above.

Requests for additional copies of the Offer Letter, the Letter of Transmittal or other documents related to the offer may also be directed to the Company.